UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2015

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31993	25-1655321
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1800 Hughes Landing Blvd. The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 214-0800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 142-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2015, the Board of Directors of Sterling Construction Company, Inc. (the "Company") announced the appointment of Paul J. Varello as its long-term Chief Executive Officer and entered into a three-year employment agreement with him.

Mr. Varello had been serving as acting Chief Executive Officer since February 1, 2015 with a monthly compensation of $50,000 and as Chairman of the Board.  In connection with his new status, he resigned as Chairman, and the Board elected Milton L. Scott, who is Chair of the Company's Audit Committee, to replace him as Chairman of the Board.

Mr. Varello's employment agreement, which is effective March 9, 2015, includes the following terms and conditions:

Agreement Term:	Three years.
Title:	Chief Executive Officer
Annual Salary:	$1.00
Equity Award:
An award of 600,000 shares of the Company's common stock subject to restrictions on sale or transfer that lapse in three substantially equal installments on the first three anniversaries of the March 9, 2015 award date.
The award as a special, one-time CEO plan is subject to the approval of the Company's stockholders at its 2015 Annual Meeting.  If not approved, the award by its terms is canceled, and the Company and Mr. Varello will negotiate a replacement compensation package.

Benefits:
Mr. Varello is entitled to the same health, life insurance, disability and other like benefits as are made available to the Company's senior managers generally.
In place of coverage under the Company's health plan, the Company will reimburse Mr. Varello for his out-of-pocket costs of maintaining the same family health insurance coverage that he had at the time of his appointment, or any replacement coverage.
Mr. Varello is also entitled to the use of a Company-owned vehicle and to three weeks of vacation.

Termination of Employment:
If Mr. Varello's employment is terminated by the Company for its convenience, because of his death or permanent disability, by not renewing the employment agreement, or through constructive termination by breaching the agreement, the restricted stock award vests in full.
If Mr. Varello's employment is terminated by the Company for Cause (as defined in the agreement) or if Mr. Varello voluntarily resigns his employment, all then outstanding shares of restricted stock are forfeited.

Non-Competition & Non-Solicitation Obligations:
The agreement prohibits Mr. Varello from competing with the Company and its affiliates, or soliciting their employees for employment during his employment by the Company and thereafter for a period of eighteen months, subject to certain industry and geographic limits.

Indemnification:
The Company will indemnify Mr. Varello against claims made against him as a director and officer of the Company, and as a director and/or officer of any of the Company's affiliates to the fullest extent permitted by the Company’s charter, by-laws, and the laws of the State of Delaware, and will maintain for his benefit the same insurance coverage for those indemnification obligations as it maintains for the Company's directors.

Change of Control:	In the event of a change of control of the Company, all then outstanding shares of restricted stock vest.

Item 8.01 Other Events

On March 9, 2015, the Company issued a press release announcing Mr. Varello's appointment and other matters.  A copy of the press release is furnished herewith as Exhibit 99.1 to this Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(c)           Exhibits

Exhibit Number	Description
99.1	Press release, dated March 9, 2015 (furnished herewith)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2015	Sterling Construction Company, Inc.

/s/ Roger M. Barzun
Roger M. Barzun
Senior Vice President

Exhibit Index

Exhibit Number	Description
99.1	Press release, dated March 9, 2015 (furnished herewith)